Exhibit 99.1

Business License of Enterprise Legal Person

(duplicate copy)

Registration number: 4100001005026--1/1

Name of Enterprise: Henan Zhongpin Food Share Co., Ltd.
Legal Address: 21 Changshe Road, Changge City, Henan Province, China
Legal Representative: Zhu Xian Fu
Registered Capital: RMB (Yen)15.04 million [US $1.82 million at the exchange rate of US $1 =  RMB (Yen)8.27]
Type of Enterprise: joint stock limited company
Scope of Business:  domestic animals and poultry processing and the products, animal oil processing, aquatic products, drinking water, fast frozen food and vegetables, canned meat and vegetables, export business dealing with products produced by the enterprise, import business dealing with raw and auxiliary materials, machinery, instruments and meters and accessories and parts necessary to the production as well as scientific research of the enterprise (excluding products and technologies the company is restricted from dealing with or prohibited from importing or exporting by the state); processing supplied materials, assembling supplied parts, manufacturing on the basis of supplied designs, and compensation trade.
Duration of Operation: January 20, 2000 - December 30, 2013
Date of Establishment: January 20, 2000

                                      NOTES

1. A Business License of Enterprise Legal Person is the proof that an enterprise has acquired the status of an enterprise legal person and the authority to do business.

2. A Business License of Enterprise Legal Person may have an original copy and duplicate copies, and the original and duplicate copies are legally equivalent in their validity. The original copy of a Business License of Enterprise Legal Person shall be displayed at a conspicuous place at the legal address of the enterprise legal person. According to the needs of its operations, the enterprise legal person may apply to the registration authority for duplicate copies.

3. Business licenses may not be forged, modified, leased, loaned or assigned. Except the registration authority, no other [work] unit or individual may detain, confiscate, or revoke a business license.

4. The enterprise legal person shall engage in business activities within the approved and registered scope of business.

5. When there is a change in the registered information of the enterprise legal person, the enterprise legal person shall apply to the original registration authority for an amendment of the registration.

6. The registration authority conducts an annual audit of the enterprise legal person between January 1 and April 30 of each year.

7. When the enterprise cancels its registration, it shall return the original and duplicate copies of its business license. The business license shall automatically become invalid upon the cancellation of the same by the registration authority.

Annual Audit Results of the Enterprise Legal Person

2003 Annual audit passed; Class A.  Audit date: February 25, 2004
2004 Annual audit passed; Class A.  Audit date: March 2, 2005
[certified with the official stamp of Administration Bureau for Industry and Commerce of Henan Province]

Registration Authority: Administration Bureau for Industry and Commerce of Henan Province [certified with the official stamp of the same bureau]

[Date this duplicate copy was first issued:] December 16, 2003